EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is made and
entered into as of this    day of    , 20, to be effective as of    ,
2001, by and between TFN, The Football Network, Inc., a Delaware
Corporation (the "Company") and Jantonio Turner ("Executive").

Engagement and Duties.

Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer and Board of Director of the Company, with the title and designation of President, Chief Executive Officer, Founder and Chairman of the Board. Executive hereby accepts such engagement and employment.

Company further agrees that Executive shall have the sole and exclusive right to the title "Founder" in perpetuity, throughout the universe, which is to be exercised at Executive's own discretion.

Executive's duties and responsibilities shall be those which are normally and customarily vested in the office of President, Chief Executive Officer and Member Board of Directors of a corporation, subject to the supervision, direction and control of the Board of Directors (the "Board"). In addition, Executive's duties shall include those duties and services for the Company and its affiliates as the Board shall from time to time reasonably direct. Executive shall report directly to the Board.

Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, render any material services to any other business concern.

Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Los Angeles, CA or such other location in the State of California, as the Board may from time to time determine.

Term of Employment.

Executive's full time employment pursuant to this Agreement shall commence as of the 26th day of April 2001 and shall terminate on the earliest to occur of the following:
The close of business on the date which is 30 days following receipt by Executive of written notice of termination by the Company "without cause;" provided, that the earliest date of such termination shall be November 1, 2002;

The date which is four years from the date of the closing of the Major Outside Round of Financing (as defined in the Operating Agreement of the Company);

The death of Executive;

Delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, substantially and materially unable to perform his duties and obligations under this Agreement for 90 days in any 12-month period; or

Delivery to Executive of written notice of termination by the Company "for cause," only for the following reasons: (i) any act or omission knowingly undertaken or omitted by Executive with the intent that can be concretely proven, of causing damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any act of Executive involving any fraud, misappropriation or embezzlement; (iii) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or (C) the chronic or habitual use of illegal drugs.

Compensation; Executive Benefit Plans.
Base Salary- The Company shall pay to Executive a base salary at an annual rate as follows:

$8,000 (eight thousand) per month during the period commencing on April 1, 2001 and ending on the last day of the calendar month during which the closing of at least one point seventy five million ($1.75 million) is raised.

$10,000 (ten thousand) per month from the time the $1.75 million is raised and ending on the last day of the calendar month during which the closing of at least $2.5 million (hereinafter referred to as the "Seed Money") is raised.

$12,500 (twelve thousand five hundred) per month from the time the Seed Money is raised and ending on the last day of the calendar month during which the closing of the Final Round is raised.

$200,000 (two hundred thousand dollars) during the period commencing on the first day of the calendar month immediately following the month during which the closing of the Major Outside Round of Financing occurs and ending on the last day of the calendar month during which the Company achieves its one year anniversary from the date of the closing of the major round of financing; and

All other base pay raises shall be in accordance with the Company's
Business Plan.

The base salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company but no less frequently than monthly. In the event that Executive's employment is terminated pursuant to Section II (A) (1), then Company agrees to continue to pay (i) Executive's then-current base salary for a period of 24 consecutive months following the effective date of such termination (ii) provide for Executive's benefit professional out placement services of Executive's choosing (which is reasonably acceptable to the Company) for a period of 12 consecutive months, (iii) continue to provide Executive without charge or cost with an office for Executive's personal use until the earlier of (a) the date upon which Executive has secured other employment, and (b) six months from the effective date of termination, and (iv) continue to provide Executive, for the same period as Executive is entitled to receive base salary under clause (i) of this paragraph, with health, disability and life insurance to the same extent that Executive had been covered immediately prior to the effective date of termination without charge or cost beyond what Executive paid for such coverage prior to termination of employment.

Bonus-
In addition to the base salary to be paid to Executive hereunder, the Company shall pay a bonus to Executive on the following schedule:
Upon the raising of $1.75 million dollars, Executive shall be retroactively paid $2,000 for every month since the beginning of the calendar year.
Upon the raising of the full "Seed" round of financing, Executive shall be retroactively paid $2,500 for every month since the beginning of the calendar year.
In addition to the base salary to be paid to Executive hereunder, the Company shall pay a bonus to Executive (a "Bonus"), at a similar rate to other executives following the commercial launch of the Network; provided, it shall be a condition to the receipt of any Bonus that Executive shall continue to be employed by the Company on the date such Bonus payment is required to be made hereunder:

Vacation- Following the first six months of employment, executive shall be entitled each year to vacation for a minimum of three calendar weeks, plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time his compensation shall be paid in full.

Sick Leave- Executive shall be entitled to sick leave and emergency leave for a total of no more than five (5) days per year. Additional sick leave or emergency leave over and above paid leave by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors.

Holidays- Executive shall be entitled to all bank holidays each calendar
year.   Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.

Expense Reimbursement- Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses (not including car rental, airline, or hotel accommodations) which he incurs in connection with the performance of his duties and obligations under this Agreement for a total of no more than one thousand ($1,000) per month unless approved by the Board for executive officers.

Taxes- The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

Housing- Company agrees to reimburse Executive for housing of Executive's choosing until the final round of financing has been closed at a rental rate of no more than one thousand ($1,000) per month.

Transportation-
Automobile: Company shall reimburse Executive at a rate of no more than five hundred ($500) per month.

Club Membership: Memberships, including Country Club affiliations, shall be requested and approved by the board of directors.

Other Benefits. During the term of his employment hereunder, and thereafter as otherwise provided herein, Executive shall be eligible to participate in all operative employee benefit and welfare plans of the Company then in effect from time to time and in respect of which all executive officers of the Company generally are entitled to participate ("Company Executive Benefit Plans"), including, to the extent then in effect, group life, medical, dental, disability, 401 (K) and other insurance plans.

Change in Authority: In the event the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, Company agrees to use its utmost best efforts and utilize good faith negotiations to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

Production Rights.
Executive Generated Programming: Executive shall have the right to personally produce or designate another to produce no more than two (2) football related programs per year.

Credit: All credit requirements set forth herein shall be subject to all applicable network, union and guild requirements. Executive shall be entitled to an executive producer credit for each episode produced by Executive. The form, size, prominence, placement and boldness of such credit shall be mutually agreed upon. No casual or inadvertent failure by Company to comply with the credit provision set forth in this Paragraph VI will constitute a breach by Company of this Agreement.

Budget: The Programming Advisory Committee and Executive shall mutually agree upon the budget, date and length of any program. Any such agreement shall be solidified and agreed upon prior to any funds paid for production of the project

It is agreed that the option to produce any potential program shall not be available until the closing of the Final Round of financing is raised.

Ownership: The results and proceeds of Executive's services hereunder in connection with the development and production for the Production, any pilot and/or Series, shall be deemed a work-made-for-hire specifically ordered by Company, and Executive hereby further acknowledges that all of the Results and Proceeds have been paid for by Company and are the sole property of Company for any and all purposes whatsoever. Executive hereby agrees to execute any document Company deems in its interest to confirm the existence of the preceding and to effectuate its purpose to convey such rights to Company.

Copyright. Company shall own and control the copyright to the Property, Pilot(s), Series and any adaptations thereof. Any royalties shall be paid to Executive subject to a mutually beneficial separate agreement.

Confidentiality of Proprietary Information and Material.
Industrial Property Rights. For the purpose of this Agreement, "Industrial Property Rights" shall mean all of the Company's patents, trademarks, trade names, inventions, copyrights, know-how or trade secrets, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products which are developed, formulated and/or manufactured by the Company.

Trade Secrets. For the purpose of this Agreement, "Trade Secrets" shall mean any formula, pattern, device, or compilation of information which is used in the Company's business which gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it.

Technical Data. For the purpose of this Agreement, "Technical Data" shall mean all information of the Company in written, graphic or tangible form relating to any and all products or services which are developed, formulated and/or manufactured by the Company, as such information exists as of the date of this Agreement or is developed by the Company during the term hereof.

Proprietary Information. For the purpose of this Agreement, "Proprietary Information" shall mean all of the Company's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive's employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive's employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive after termination of Executive's employment without utilizing any of the Company's Proprietary Information.

Agreement Not To Copy Or Use. Executive agrees, at any time during the term of his employment and for a period of ten years thereafter, not to copy, use or disclose (except as required by law after first notifying the Company and giving it an opportunity to object) any Proprietary Information without the Company's prior written permission. The Company may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

Discoveries and Inventions.
Disclosure. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product, television concepts or work of authorship, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, whether or not during regular working hours (hereinafter referred to as "Developments"), either solely or in collaboration with others, (a) prior to the term of this Agreement while working for the Company, (b) during the term of this Agreement or (c) within six months after the term of this Agreement, if relating either directly or indirectly to the business, products, practices, techniques or confidential information of the Company.

Assignment. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments; provided, however, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this Section B shall not apply to any Development that the Executive developed entirely on his own including those Developments that either:

Relate at the time of conception, founding or reduction to practice of the Development to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

Result from any work performed by Executive, as Founder, for the Company.

Assistance of Executive. Upon request and without further compensation therefore, but at no expense to Executive, and whether during the term of this Agreement or for a period of 12 consecutive months thereafter, Executive will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that may be reasonably necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company's complete ownership and title thereto, subject to the proviso in Section B hereof, and Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto.

Records. Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form reasonably requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section B hereof, and, upon request by the Company, Executive will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements, and that the Company may be subject to laws and regulations, which impose obligations, restrictions and limitations on it with respect to proprietary information that may be acquired by it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations, and shall take any and all further action, which may be required to discharge such obligations and to comply with such restrictions and limitations.

Non-solicitation Covenant.
Non-solicitation and Noninterference. During the term of this Agreement and for a period of two years thereafter, Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere adversely with the relationship between any such employee and the Company, (b) directly and personally induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person, firm or corporation or (c) directly and personally induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company.

Indirect Solicitation. Executive agrees that, during the term of this Agreement and the period covered by Section A above, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section A above if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

 Injunctive Relief. Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections VIII, IX, of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections VIII, IX of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Executive hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section X shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.

Miscellaneous.
Notices. All notices, requests and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, or by recognized overnight courier addressed to the party at the address set forth below:

If to Company:
TFN, The Football Network, Inc.
Attn:  Board of Directors
646 N. Beachwood Dr.
Los Angeles, CA 90004

If to Executive:
Jantonio Turner




Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. Any party to this Agreement has relied upon no representations, oral or otherwise, express or implied, other than those contained in this Agreement.

Attorneys' Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of its obligations under this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

Jurisdiction: The laws of the United States and the State of California, city of Los Angeles, will govern this Agreement, any exhibits and/or attachments without reference to rules governing choice of laws.

Arbitration: All disputes arising in connection with this Agreement shall be finally settled by arbitration in Los Angeles, CA, in accordance with the rules of the American Arbitration Association (the "Rules of Arbitration"). Judgment on the award rendered by the arbitration panel (the "Arbitration Panel") may be entered in any court of competent jurisdiction. Any party which desires to initiate arbitration proceedings may do so by delivering written notice to the other party (the "Arbitration Notice") specifying (a) the nature of the dispute or controversy to be arbitrated and (b) such other matters as may be required by the Rules of Arbitration. The arbitrator (the "Arbitrator"), who shall be a member of the labor panel of the American Arbitration Association shall thereafter be selected in accordance with the Rules of Arbitration. The costs of the arbitration shall be borne by the party which the Arbitrator determines to be the non-prevailing party in the arbitration. All decisions of the Arbitrator shall be final, conclusive and binding on all parties and shall not be subject to judicial review.

Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


COMPANY:
In witness hereof, I have hereunto subscribed my name as Secretary of TFN, The Football Network and do hereby certify that the foregoing Executive Agreement was adopted by the Board of Directors and passed as herein set forth.

COMPANY:                                  EXECUTIVE:

By:  /s/Tifanie Joudeh                   By: Jantonio Turner
Tifanie Joudeh                           Jantonio Turner
Secretary
For Board of Directors-
TFN, The Football Network, Inc.
A Delaware Corporation

Date:

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